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                                  EXHIBIT 10.17



                     MEMBERSHIP INTEREST PURCHASE AGREEMENT



                                  BY AND AMONG

                                     SELLERS

                                ANGELA MUIRHEAD,
                                  an individual

                                       and

                               LAWRENCE E. CASTLE,
                                  an individual


                                       AND


                                    PURCHASER
                       AMERICAN NATIONAL FINANCIAL, INC.,
                            a California corporation


                     MEMBERSHIP INTEREST PURCHASE AGREEMENT


This Membership Interest Purchase Agreement (this "Agreement") is entered into as of February 29, 2000, by and among Angela Muirhead, an individual ("Muirhead"), Lawrence E. Castle, an individual ("Castle" - Muirhead and Castle are sometimes referred to herein collectively as the "Sellers") and American National Financial, Inc., a California corporation (the "Purchaser"). Certain capitalized terms used without definition in this Agreement are defined in Exhibit A.

                                    RECITALS

A. Sellers are the record and beneficial owners of all of the outstanding membership interests (the "Membership Interests") of Emerald Mortgagee Assistance Company, LLC, a Colorado limited liability company ("EMAC") and American Research Services, LLC, a Colorado limited liability company ("ARS" -- EMAC and ARS are referred to herein, individually, as a "Company," and collectively, as the "Companies").

B. The Companies are full service providers of release and assignment document preparation, document retrieval services and title research services, including, but not limited to: on-site source retrieval and file review; off site paid loan file review; nationwide document retrieval; preparation of assignment and release forms for all fifty states; administering nationwide recording and tracking of documents; working with title research providers to correct intervening chain of assignment problems; and managing database tracking systems to prepare weekly status reports for clients (the "Businesses").

C. The Purchaser desires to purchase from the Sellers, and the Sellers desire to sell to the Purchaser, the Membership Interests in the Companies, on the terms and conditions hereinafter set forth in this Agreement.


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                                    AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, the parties, intending to be legally bound, agree as follows:


                                    ARTICLE 1
                    PURCHASE AND SALE OF MEMBERSHIP INTERESTS

        SECTION 1.1 PURCHASE AND SALE OF MEMBERSHIP INTERESTS. Subject to the terms and conditions of this Agreement, on the Closing Date (as hereinafter defined), each Seller agrees, severally and not jointly, to sell, convey, assign, transfer, set over and deliver one hundred percent (100%) of the Membership Interest in the Companies owned by them to Purchaser, free and clear of pledges, options and any other adverse interests whatsoever, and Purchaser shall purchase and accept such Membership Interest from each of the Sellers.

                                    ARTICLE 2
                       PAYMENT OF PURCHASE PRICE; CLOSING.

        SECTION 2.1 PURCHASE PRICE. Subject to Section 2.2, as the purchase price for the Membership Interest being acquired hereunder, Purchaser shall pay to Sellers (as hereinafter defined) an aggregate consideration equal to One Million Eight Hundred Forty Thousand Dollars ($1,840,000) (the "Purchase Price"), which shall be paid in cash and stock of Purchaser as follows:

             (a) Muirhead shall receive (a) Eight Hundred Twenty Thousand and 9/100ths Dollars ($820,000.09) in cash (the "Muirhead Holdback Cash"); and (b) Twenty Nine Thousand Two Hundred Forty Eight (29,248)1 shares of Common Stock of Purchaser (the "Muirhead Shares"); and

             (b) Castle shall receive (a) Eight Hundred Twenty Thousand and 9/100ths Dollars ($820,000.09) in cash (the "Castle Holdback Cash" -- and collectively with the Muirhead Holdback Cash, the "Holdback Cash"); and (b) twenty Nine Thousand Two Hundred Forty Eight (29,248) shares of Common Stock of Purchaser (the "Castle Shares," and collectively with the Muirhead Shares, the "Holdback Shares").

             (c) Notwithstanding the provisions of Sections 2.1(a) and (b) above, Sellers reserve the right to reallocate a portion of the Purchase Price between them in an amount not to exceed $100,000 to take into account a disparity in their respective capital accounts in EMAC. The flow of funds statement to be provided to Purchaser pursuant to Section 6.3(c) shall indicate any reallocation of the Purchase Price between Sellers.


Notwithstanding the foregoing, the Holdback Cash and the Holdback Shares shall be adjusted pursuant to Section 2.2 and delivered pursuant to Section 2.3.

        SECTION 2.2 ADJUSTMENT TO PURCHASE PRICE.

             (a) No later than March 15, 2000, Sellers will deliver to Purchaser an internally prepared adjusted combined balance sheet for the Companies, dated the Closing Date (the "Closing Date Balance Sheet"), prepared consistently with the internally prepared adjusted combined balance sheet for the Companies, dated November 30, 1999, previously delivered to Purchaser and included in Schedule 2.2(a) (the "November Balance Sheet").

             (b) In the event that the Tangible Net Worth of the Companies, determined based on the Closing Date Balance Sheet, is more than Three Hundred Forty Two Thousand Dollars ($342,000), then Purchaser will owe and pay to Muirhead and Castle the total amount of such difference in cash, fifty percent (50%) to

------------
   (1) The value of the shares of Common Stock of Purchaser received by any of the Sellers pursuant to this Agreement was determined by calculating the average closing price of the Common Stock of Purchaser, as quoted on the NASDAQ National Market System, over the (10) day period ending on the third (3rd) prior to the Closing Date, or $3.419.


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Muirhead and fifty percent (50%) to Castle in addition to the amounts set forth in Section 1(a) and (b) above. In the event that the Tangible Net Worth of the Company, determined based on the Closing Date Balance Sheet, is less than Three Hundred Forty Two Thousand Dollars ($342,000.00), then Muirhead and Castle will owe to Purchaser the amount of such difference, fifty percent (50%) from Muirhead and fifty percent (50%) from Castle to be paid through a reduction of the cash portion of the purchase price to be paid to each of Castle and Muirhead, respectively pursuant to Section 2.1(a) and 2.1(b) above. As used herein, the term "Tangible Net Worth" shall mean the sum of cash, accounts receivable, inventory and other tangible assets less accounts payable and other liabilities; provided, however, that (i) accrued benefits to employees shall not be included in the calculation of Tangible Net Worth, and (ii) depreciation and amortization on assets shall be calculated on a straight line basis from the date of the acquisition of such asset. Any payment made pursuant to Section 2.2(b) will be treated by the parties as an adjustment to the Purchase Price and the Purchase Price as so adjusted will be referred to in this Agreement as the "Purchase Price."

             (c) The number of Holdback Shares deliverable to Sellers shall be reduced by such number of Holdback Shares, valued at $3.419 per share, as is necessary to indemnify Purchaser for the dollar amount of Purchaser's losses, as reasonably determined by Purchaser, arising from (i) accounts receivable shown on the Closing Date Balance Sheet and included in the computation of Tangible Net Worth but not collected by Purchaser by March 15, 2001, due to the bankruptcy of FirstPlus Financial, and (ii) any other liabilities in existence as of the date of the Closing Date Balance Sheet and not shown thereon, as determined on March 15, 2001, except such liabilities as are disclosed in the Schedules, the accrued benefits to employees referenced in Section 2.2(b) above and the leases described on Schedule 3.6. In the event Purchaser writes off any account receivable hereunder as uncollectible, such account receivable shall be assigned to each of the Sellers in equal percentages.

             (d) In the event of a dispute among Purchaser and the Sellers with respect to the Closing Date Balance Sheet, Purchaser, and the Sellers shall attempt in good faith to reach an agreement as to the matters in dispute. If Purchaser and Sellers, notwithstanding such good faith effort, fail to resolve the matters in dispute within ten (10) days after written notice of a dispute (a "Dispute Notice") is given, then any remaining disputed matters will be finally and conclusively determined by an independent auditing firm of recognized national standing (the "Arbiter"), selected by Purchaser and the Sellers no later than thirty (30) days from the date of the Dispute Notice. The Arbiter will not be the regular auditing firm of Purchaser or either Company. Promptly, but not later than forty-five (45) days after its acceptance of its appointment, the Arbiter will determine (based solely on presentations by Sellers and Purchaser and not by independent review) only those matters in dispute and will render a written report as to the disputed matters, which report will be conclusive and binding upon the parties. The fees and expenses of the Arbiter, and any reasonable attorneys fees or costs will be paid by the non-prevailing party with respect to the determination of the Arbiter as set forth in the Arbiter's report.

             (e) For purposes of complying with the terms set forth herein, each party will cooperate with and make available to the other party and its auditors and representatives all information, records, data and auditors' working papers, and will permit access to its facilities and personnel, as may be reasonably required in connection with the analysis of the Closing Date Balance Sheets and the resolution of any disputes pertaining thereto.


        SECTION 2.3 PAYMENT OF PURCHASE PRICE.

             (a) Purchaser shall hold the Holdback Cash and the Holdback Shares from and after the Closing Date until the Holdback Cash is delivered to the Sellers pursuant to Section 2.3(a) and the Holdback Shares are delivered to the Sellers pursuant to Section 2.3(c); provided, that dividends or other distributions made on the Holdback Shares, if any, while the Holdback Shares are held by Purchaser shall be the property of the Sellers and shall be delivered to the Sellers simultaneously with the delivery of the Holdback Shares pursuant to
Section 2.3(c).

             (b) On the later to occur of (i) the satisfaction of the conditions set forth in Section 6.3, and (ii) March 15, 2000, Purchaser shall deliver to Muirhead the Muirhead Holdback Cash, plus or minus any amounts added or deducted therefrom pursuant to Section 2.2(b), and to Castle the Castle Holdback Cash, plus or minus any amounts added or deducted therefrom pursuant to Section 2.2(b). Purchaser shall simultaneously pay such cash to Muirhead and Castle by wire transfer to a bank account designated in writing by each.

             (c) On March 15, 2001, Purchaser shall deliver: (i) to Muirhead, the Muirhead Shares less fifty


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percent (50%) of the Holdback Shares retained by Purchaser to cover the indemnity provision of Section 2.2(c) above; and (ii) to Castle, the Castle Shares less fifty percent (50%) of the Holdback Shares retained by Purchaser to cover the indemnity provision of Section 2.2(c) above. Fractional shares resulting from the division of the Holdback Shares among Purchaser, Muirhead and Castle shall be paid in cash, using a value of $3.419 per share.


        SECTION 2.4 CLOSING. The closing of the purchase of the Membership Interests (the "Closing") shall take place at the offices of Stradling Yocca Carlson & Rauth, 660 Newport Center Drive, Suite 1600, Newport Beach, California 92660, and shall occur as of February 29, 2000, or at such other place, time and/or date as may be jointly designated by the Sellers and the Purchaser (the "Closing Date").

                                    ARTICLE 3
                  REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Except as set forth on the Disclosure Schedule, Muirhead and Castle hereby represent and warrant, severally and not jointly, to the Purchaser as follows:

        SECTION 3.1 FORMATION AND EXISTENCE; OWNERSHIP OF MEMBERSHIP INTERESTS.

             (a) Form and Existence. Each Company is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Colorado. Each Company has full power, under its organization documents and the Colorado Limited Liability Company Act, to carry on its business as now being conducted and to own and operate the property and assets now owned and operated by it, and is duly qualified to transact business and is in good standing in each jurisdiction where the ownership of its properties or the conduct of its business requires such qualification and the failure to be so qualified will have a Material Adverse Effect. Purchaser has been furnished with true and correct copies of the Articles of Organization and Operating Agreement of each Company.

             (b) Ownership of Membership Interests. Each Seller is the sole beneficial and record owner of, and at the Closing such Seller will sell and convey to Purchaser, the Membership Interests in the Companies set forth opposite such Seller's name on Schedule 3.1(b), free and clear of any pledges, options and any adverse interests of any nature whatsoever, other than transferability restrictions imposed by any applicable federal or state securities laws. Such Seller has not, and as of the Closing such Seller shall not have, sold or granted any options or rights to purchase, and such Seller is not, and as of the Closing such Seller shall not be, a party to any agreement obligating him or it to sell or grant options or rights to purchase, any of such Membership Interest, except to the Purchaser.

             (c) Outstanding Membership Interests. The Membership Interests set forth opposite the respective names of the Sellers on Schedule 3.1(b) are the only Membership Interests that have been authorized for issuance and have been issued by the Companies and neither Company has (i) granted any options or rights to purchase, or issued any securities that are exchangeable for or exercisable into, any Membership Interests ("Derivative Interests") and (ii) neither Company has entered into and is a party to any agreement, contract or commitment obligating it to sell or issue any Membership Interests or any Derivative Interests in such Company.

        SECTION 3.2 POWER AND AUTHORITY. Muirhead and Castle, each for themselves, have the legal right and capacity to execute and deliver this Agreement and each of the other Acquisition Documents and to consummate the transactions contemplated hereby and thereby to be consummated by them, and this Agreement and each of the other Acquisition Documents will, at or prior to the Closing, be duly and validly executed and delivered by each of them. Assuming due authorization, execution and delivery by the Purchaser, this Agreement constitutes, and each of the other Acquisition Documents when so executed and delivered will constitute, legal, valid and binding obligations of each of them, enforceable against each of them in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).


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        SECTION 3.3 CONFLICTS; CONSENTS OF THIRD PARTIES. Subject to receipt of the consents and approvals referred to on Schedule 3.3, the execution and delivery by each Seller of this Agreement and the other Acquisition Documents to which such Seller is or will be a party, the consummation of the transactions contemplated hereby or thereby or compliance by such Seller with any of the provisions hereof or thereof (a) will not violate any provision of the Operating Agreements or other charter documents of the Companies; (b) will not conflict with, violate, result in the breach or termination of, or constitute a default under (whether with notice or lapse of time or both), or accelerate or permit the acceleration of the performance required by, any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which such Seller or a Company is a party or by which the respective properties or assets of such Seller or such Company is bound; (c) will not violate any statute, rule, regulation, order or decree of any Governmental Entity by which a Company or such Seller is bound; or (d) will not result in the creation of any lien, charge, or encumbrance upon such Seller's Membership Interest or on any of the assets or properties of the Companies, except, in case of clauses (b) and (c), for such conflicts, violations, breaches or defaults as will not have a Material Adverse Effect. No consent, approval or authorization of any governmental authority is required on the part of the Sellers in connection with the execution, delivery and performance of this Agreement and/or the other Acquisition Documents.

        SECTION 3.4 FINANCIAL STATEMENTS. Sellers have delivered to Purchaser the November Balance Sheet. Except as set forth in Schedule 3.4, neither Company has any liabilities or obligations which are, individually or in the aggregate, material, which are not reflected on the November Balance Sheet, other than liabilities or obligations incurred after November 30, 1999 in the ordinary course of business consistent with past practices and which do not exceed $125,000 in the aggregate.

        SECTION 3.5 RECEIVABLES. Except as set forth on Schedule 3.5, all accounts or notes receivable of the Companies which will be reflected on the Closing Date Balance Sheet and included in the computation of Tangible Net Worth are bona fide, have arisen in the ordinary course of business, and are owned free and clear of any lien or encumbrance except for the liens in favor of the bank lenders as disclosed on Schedule 3.5. No such receivables, to the knowledge of the Sellers, have any right of recourse, defense, deduction, return of goods, counterclaim, offset or setoff on the part of the obligor.

        SECTION 3.6 REAL PROPERTY. Schedule 3.6(a) sets forth a list of all of the real property leases in effect as of the date hereof under which either Company is a lessee (collectively, the "Leased Property"). The Sellers have made available to Purchaser true, correct and complete copies of all such leases, including all amendments, modifications and renewals thereof. All such leases are valid, binding and enforceable in accordance with their terms, and are in full force and effect as of the date hereof. There are no existing defaults by either Company beyond any applicable grace periods under such leases, and neither Company has received any notice of default. The Companies have no real property interests other than those set forth on Schedule 3.6(a).

        SECTION 3.7 PERSONAL PROPERTY; SUFFICIENCY OF ASSETS. Schedule 3.7 contains a list of each Company's fixtures, machinery, equipment and other tangible personal property assets (the "Tangible Personal Property"), other than any such assets that have a book value of less than $1,000. Except as set forth on Schedule 3.7, each Company has good title to, or holds by valid and existing lease, all of its Tangible Personal Property, free and clear of all liens or encumbrances, other than Permitted Encumbrances or encumbrances listed on
Schedule 3.7. All the Tangible Personal Property is in good operating condition and repair, subject only to ordinary wear and tear. The Tangible Personal Property, inventory, Owned Property, Leased Property and Proprietary Rights (as defined below) are sufficient to conduct the Businesses on the Closing Date in the same manner as conducted on the date hereof.

        SECTION 3.8 SUBSIDIARIES AND PARTNERSHIPS. Except as set forth on
Schedule 3.8, the Companies have no subsidiaries or investments in other corporations, limited liability companies, partnerships or joint ventures.

        SECTION 3.9 MATERIAL CONTRACTS. Schedule 3.9 includes lists of: (a) all commitments and agreements for the purchase of any materials, supplies or services that involve an expenditure by a Company of more than $15,000 for any one contract or series of related contracts; (b) all personal property leases under which a Company is either lessor or lessee that involve annual payments or receipts of $15,000 or more; (c) all agreements, guarantees, mortgages, indentures and other instruments relating to indebtedness for borrowed money to which a Company is a party or by which it or its properties are bound; (d) all licenses and agreements relating to a Proprietary Right; (e) all policy manuals of a Company; (f) all agreements that involve an annual payment to a


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Company of more than $15,000 for any one contract or set of related contracts;
and (g) all agreements whereby a Company is entitled to receive or is required to make any royalty payments. The Sellers have made available to Purchaser complete and correct copies of all items listed on Schedule 3.9 that are in writing, and the descriptions contained on Schedule 3.9 of all items listed therein that are not in writing are complete and correct. Except as disclosed on
Schedule 3.9, neither Company is in default under the terms of any item listed on Schedule 3.9 and to the knowledge of the Sellers no other party is in default under the terms of any item listed on Schedule 3.9. To the knowledge of Sellers, each of the contracts, arrangements, instruments or other agreements listed on
Schedule 3.9 is valid and in full force and effect and no party has notified Sellers or a Company in writing of its intention to cease to deliver or perform any material goods or services required to be delivered or performed by it or withhold any material payment required to be made by it thereunder.

        SECTION 3.10 PROPRIETARY RIGHTS.

             (a) Schedule 3.10(a) sets forth a list of (i) all United States and foreign patents and patent applications, all United States, state and foreign trademarks, service marks and trade names for which registrations have been issued or applied for, and all other United States, state and foreign trademarks, service marks and trade names, owned or used by a Company or in which a Company holds any right, license or interest; (ii) all material agreements, commitments, contracts, understandings, licenses, assignments and indemnities relating or pertaining to any asset, property or right of the character described in the preceding clause to which a Company is a party or which is related to its Business; (iii) all licenses or agreements pertaining to know-how, trade secrets, inventions, disclosures or uses of ideas to which a Company is a party; (iv) all copyrights material to the Businesses; and (v) all registered assumed or fictitious names under which a Company is conducting business (each of (i) through (v) describes a "Proprietary Right") specifying as to each, as applicable: (i) the nature of such Proprietary Right; (ii) the owner of such Proprietary Right; and (iii) the jurisdictions by or in which such Proprietary Right has been issued or registered or in which an application for such issuance or registration has been filed, including the respective registration or application numbers, if available.

             (b) Except as set forth on Schedule 3.10(b), neither Company (i) is a defendant in any claim, suit, action or proceeding which involves a claim of infringement of any Proprietary Rights or acting in a fashion which could be the basis for such an action or the cancellation or termination of any Proprietary Right, and (ii) has any knowledge of any existing infringement by any other person of any Proprietary Right. Except as disclosed on Schedule 3.10(b), no Proprietary Right is subject to any outstanding order, judgment, decree, stipulation issued as to a Company or agreement to which a Company is a party restricting the use thereof by such Company or restricting the licensing thereof by such Company to any person. Except as may be provided in items disclosed on
Schedule 3.10(b), neither Company has entered into any special agreement to indemnify any other person against any charge of infringement of any patent, trademark, service mark or copyright of the Businesses. To the knowledge of the Sellers, as of the date hereof, there will not be any adverse effect on any Proprietary Right due to Sellers ceasing to beneficially own the Membership Interests. The operations, activities, products, equipment, machines, advertisements or processes of the Companies do not infringe the patent, patent applications, trademarks, service marks, trade names, secrets, inventions, copyrights or other proprietary rights of any other person.

        SECTION 3.11 COMPLIANCE WITH LAWS.

             (a) Compliance. To the knowledge of Muirhead and Castle, each Company is in compliance with all laws, rules, regulations, orders, judgments, ordinances or decrees of any Governmental Entity applicable to its Business (collectively, "Laws") the non-compliance with which would have a Material Adverse Effect. Except as set forth in Schedule 3.11(a), no Company or Seller has received any notice of any violation or alleged violation of, nor is either Company or any Seller subject to any liability (whether accrued, absolute, contingent, direct or indirect) for past or continuing violation of, any Laws in connection with the Company's Business or operation of its assets which would have a Material Adverse Effect.

             (b) Licenses and Permits.

                    (i) To the knowledge of Muirhead and Castle, each Company has all licenses, permits, approvals, authorizations and consents of all governmental and regulatory authorities and all certification organizations required for the operation of the Business of such Company as currently conducted. All such licenses, permits, approvals, authorizations and consents are described in Schedule 3.11(b)(i), are in full force and effect and,

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except as specifically indicated in Schedule 3.11(b)(i), the continued
effectiveness thereof will not be adversely affected by the consummation of the transactions contemplated by this Agreement.

                    (ii) Except as set forth in Schedule 3.11(b)(ii), each Company has been in compliance with all such permits and licenses, approvals, authorizations and consents other than any non-compliance that is not reasonably expected to have a Material Adverse Effect.

        SECTION 3.12 LITIGATION.

             (a) There are no judicial or administrative actions, proceedings or investigations pending or, to the knowledge of any Seller or Company, threatened, that question the validity of this Agreement or any of the other Acquisition Documents or any action taken or to be taken by the Sellers in connection herewith or therewith. Except as set forth on Schedule 3.12, there is no litigation, proceeding or governmental investigation pending or, to the knowledge of any Seller or Company, threatened, or any order, injunction or decree outstanding, against a Company or the Sellers that, if adversely determined, would individually or in the aggregate, adversely effect the Sellers' ability to perform its obligations under this Agreement or any of the other Acquisition Documents.

             (b) Except as disclosed in Schedule 3.12, these are no judicial or administrative actions or proceedings pending against either Company or, to the knowledge of Sellers, threatened in writing against either Company with respect to the Businesses.

             (c) To Sellers' knowledge no claims or actions have been taken by any person or entity which could reasonably lead to adverse publicity or otherwise have a Material Adverse Effect on either Company.


        SECTION 3.13 LABOR MATTERS.

             (a) Schedule 3.13(a) lists the collective bargaining agreements or other labor union contracts and employee benefit plans applicable to employees which are employed by the Companies, and each Company is as of the date of this Agreement in full compliance with the terms and conditions of such agreements and contracts, except where the failure to be in compliance would not have a Material Adverse Effect. Except as set forth on Schedule 3.13(a), (i) there are no charges or allegations of unfair labor practices pending or threatened under Federal or state labor laws; (ii) there are no pending arbitration matters or grievance procedures under any of the agreements listed in Schedule 3.13(a);
(iii) there are no facts or conditions existing which upon the giving of notice, or lapse of time, will result in a breach under any collective bargaining agreement or under any of the other foregoing agreements, which will have a Material Adverse Effect; and (iv) there is no pending or threatened, labor dispute, strike or work stoppage which will have a Material Adverse Effect.

             (b) Schedule 3.13(b) contains a complete and accurate list of the following information for each employee of each Company, including each employee on leave of absence or layoff status: employee name; job title; current compensation paid or payable and any change in compensation since January 1, 1999; vacation accrued; and service credited for purposes of vesting and eligibility to participate under any of the Company's pension, retirement, profit-sharing, deferred compensation, stock bonus, stock option, cash bonus, severance pay, insurance, medical, welfare, or vacation plan, other employee pension benefit plan or employee welfare benefit plan, or any other employee benefit plan.

        SECTION 3.14 EMPLOYEE BENEFIT PLANS AND BENEFIT ARRANGEMENTS.

             (a) Definitions.

                    (i) The term "Employees" shall mean all current employees of the Companies, including employees on approved leaves of absence (whether family leave, workers compensation, medical leave or otherwise) and the term "Employee" shall mean any of the Employees.

                    (ii) The term "Employee Benefit Plans" shall mean each and all "employee benefit plans" as defined in Section 3(3) of ERISA, maintained or contributed to by the Companies or any predecessor or in which a Company or any predecessor participates or participated and which provides benefits to Employees


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including (a) any such plans that are "employee welfare benefit plans," as defined in Section 3(1) of ERISA, including retiree medical and life insurance plans ("Welfare Plans") and (b) any such plans that are "employee pension benefit plans" as defined in Section 3(2) of ERISA ("Pension Plans").

                    (iii) The term "Benefit Arrangements" shall mean any life and health insurance, hospitalization, savings, bonus, deferred compensation, incentive compensation, holiday, vacation, termination, severance pay, sick pay, sick leave, disability, tuition refund, service award, company car, scholarship, relocation, patent award, fringe benefit, contracts, collective bargaining agreements, individual employment, consultancy, termination contracts or severance contracts and other policies or practices of a Company providing employee or executive compensation or benefits to Employees, other than Employee Benefit Plans.

             (b) Schedule 3.14(b) lists all Employee Benefit Plans and all material Benefit Arrangements. With respect to each of the Employee Benefit Plans and Benefit Arrangements, the Sellers have delivered or made available to Purchaser, as applicable, copies of any: (i) plans and related trust documents and amendments thereto; (ii) the most recent summary plan descriptions and the most recent annual report; (iii) the most recent actuarial valuation; and (iv) the most recent determination letter received from the Internal Revenue Service.

             (c) Except as shown on Schedule 3.14(c), (i) each Company is in compliance in all material respects with the terms of each Employee Benefit Plan or Benefit Arrangement and with the requirements prescribed by all applicable statutes, orders or governmental rules or regulations including, without limitation, ERISA and the Code; (ii) each Pension Plan intended to qualify under
Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service with respect to such qualification, or has been submitted to the Internal Revenue Service requesting such a favorable determination; its related trust has been determined to be exempt from taxation under Section 501(a) of the Code; and, to each Seller's knowledge, nothing has occurred since the date of such letter that would adversely effect such qualification or exemption; and (iii) there are no material actions or proceedings (other than routine claims for benefits) pending or, to such Seller's knowledge, threatened, with respect to any such Employee Benefit Plan or Benefit Arrangement or against the assets of any such Employee Benefit Plan.

             (d) With respect to each Employee Benefit Plan and Benefit Arrangement (i) full payment has been made of all amounts required under applicable law or plan terms, due or accrued, to be made as a contribution to or benefit from such Employee Benefit Plan or Benefit Arrangement; (ii) the liability of each Company has been fully funded based on reasonable actuarial assumptions, has been fully insured or has been fully reserved for on its financial statements; (iii) to each Seller's knowledge, nothing has occurred or is expected to occur which would cause a material increase in the cost of providing benefits thereunder.

             (e) The consummation of the transactions contemplated under this Agreement and under any of the other Acquisition Documents will not: (i) entitle any current or former employee, officer, member or manager of the Companies to severance pay, unemployment compensation or any similar payment; (ii) accelerate the time of payment or vesting under any Employee Benefit Plan or Benefit Arrangement except as provided on Schedule 3.14(e); or (iii) directly or indirectly cause a Company to transfer or set aside any assets to fund or provide compensation or benefits out of the ordinary course.

        SECTION 3.15 ABSENCE OF CERTAIN LIABILITIES AND CHANGES. Except to the extent reflected or adjusted for in the Closing Date Balance Sheet, or otherwise disclosed on Schedules hereto, there are no liabilities or obligations material to the Businesses, or the Companies as a whole, as of the Closing Date, except those liabilities and obligations disclosed on Schedule 3.15 hereto.


        SECTION 3.16 ENVIRONMENTAL. Except as set forth in Schedule 3.16, to the knowledge of Muirhead and Castle, the Companies are in compliance with all limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws, except for any non-compliance which is not reasonably expected to have a Material Adverse Effect. There is no civil, criminal or administrative action, suit, demand, claim, hearing, notice of violation, official proceeding, notice or demand letter pending or, to the knowledge of Muirhead and Castle, threatened against a Company relating in any way to the Environmental Laws.

        SECTION 3.17 BROKERS' FEES. Neither the Sellers nor the Companies have incurred any liability for brokerage fees, finders' fees, agents' commissions or other similar forms of compensation in connection with this Agreement and the transactions contemplated hereby.

        SECTION 3.18 BANK ACCOUNTS, POWERS OF ATTORNEY. Schedule 3.18 sets forth a true and complete list of (a) the name of each bank in which each Company has an account or safe deposit box and a brief description thereof and (b) the names of all persons, if any, having powers of attorney from each Company and a summary statement of the terms of the power of attorney.

        SECTION 3.19 TAX MATTERS.

             (a) Definitions.

                    (i) The term "Tax Returns" shall mean all federal, state, local or foreign tax returns, tax reports, declarations, claims for refund, information returns or statements relating to Taxes, and declarations of estimated tax, including any schedules or attachments thereto and any amendments thereon.

                    (ii) The term "Tax" or "Taxes" shall mean all federal, state, local or foreign income, gross receipts, windfall or excess profits, severance, property, production, sales, use, license, excise, franchise, employment, withholding or similar taxes, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

             (b) Representations and Warranties.

                    (i) All Tax Returns required to be filed by the Companies have been duly filed on a timely basis (including extensions) and such Tax Returns are true, complete and correct in all respects. All Taxes shown to be payable on the Tax Returns or on subsequent assessments with respect thereto have been paid in full on a timely basis, and no other Taxes are payable by the Companies with respect to items or periods covered by such Tax Returns (whether or not shown on or reportable on such Tax Returns) or with respect to any period prior to the date of this Agreement. The Companies have withheld and paid over all Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor, shareholder or other third party. There are no liens on any of the assets of the Companies with respect to Taxes, other than liens for Taxes not yet due and payable and Taxes that the Companies are contesting in good faith through appropriate proceedings and for which appropriate reserves have been established. As of the time of filing, the foregoing Tax Returns correctly reflected the facts regarding the income, business, assets, operations, activities, status or other matters of the Companies or any other information required to be shown thereon. Any extension of time within which to file any Tax Return has been requested and is pending or has been granted.


                    (ii) With respect to all amounts in respect of Taxes imposed upon the Companies, or for which the Companies are or could be liable, whether to taxing authorities (as, for example under law) or to other persons with respect to all taxable periods or portions of periods ending on or before the Closing Date, to the knowledge of Muirhead and Castle, all applicable Tax laws and agreements have been fully complied with, and all such amounts required to be paid by the Companies to taxing authorities or others on or before the date hereof have been paid.

                    (iii) No Seller or member, manager or officer (or employee responsible for Tax matters) of the Companies expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of the Companies either (A) claimed or raised by any authority in writing or (B) as to which any of the Sellers, members, managers or officers (or employees responsible for Tax matters) of the Companies have knowledge based upon contact with any agent of such authority. Except as set forth on Schedule 3.19, the Tax Returns of the Companies have never been audited by a government or taxing authority, nor is any such audit in process, pending or threatened (either in writing or verbally, formally or informally). No Tax deficiencies exist or have been asserted (either in writing or verbally, formally or informally) or are expected to be asserted with respect to Taxes of the Companies, and the Companies have not received notice (either in writing or verbally, orally or informally) and do not expect to receive notice that they have not filed a Tax Return or paid Taxes required to be filed or paid by either of them. Neither Company is a party to any proceeding for assessment or collection of Taxes, nor has such event been asserted or threatened (either in writing or verbally, formally or informally) against either Company or any of its assets.

                    (iv) The Sellers have furnished Purchaser true and complete copies of all federal and state income tax or franchise Tax Returns for the Companies for all periods ending in 1996, 1997 and 1998. Neither Company has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, nor has such waiver or extension been requested from either Company.


        SECTION 3.20 INSURANCE. Schedule 3.20 lists all insurance policies pursuant to which the Companies are insured as of the date of this Agreement. Each policy listed on Schedule 3.20 is in full force and effect as of the date hereof. Each Company has maintained adequate insurance for its Business and its assets with respect to risks normally insured against by similar businesses.

        SECTION 3.21 RELATED PARTY TRANSACTIONS. Except as described on Schedule
3.21 or on the Closing Date Balance Sheet, neither Muirhead nor Castle, for themselves, nor, to the knowledge of Muirhead or Castle, respectively, any officer, member, manager or employee of the Companies, and none of their relatives or Affiliates, owns any interest in any direct competitor, lessor, lessee or customer or supplier of the Companies; and neither Company is a party to any transaction or arrangement with any of the Seller or with any of its respective officers, members, managers or employees, or any relative or affiliate of any of them, which relates to or affects the ownership, lease or use or disposition of any assets, properties or the operations of the Companies or the sale, lease or use of goods or services, or the loan of money or any extension of credit or guaranty, by or to either of the Companies, other than the payment of wages, salaries and bonuses to employees of the Companies for services performed in the ordinary course of business. Except as disclosed on
Section 3.21 or on the Closing Date Balance Sheet, none of the assets or properties of the Companies include any receivables or contract rights from, or notes payable or evidences of indebtedness of, any of the Sellers or any of the officers, members, managers or employees of the Companies or any relative or Affiliate of any of them.

        SECTION 3.22 INVENTORY. The Companies have no inventory.

        SECTION 3.23 YEAR 2000 COMPLIANCE. Except as set forth on Schedule 3.23, all software, hardware, databases and devices that run under the control of a microprocessor used by the Companies, and each of the hardware products of the Companies are Year 2000 Compliant, except for failures to be Year 2000 Compliant that would not have a Material Adverse Effect.

        SECTION 3.24 INVESTMENT REPRESENTATIONS. Muirhead and Castle represent that with respect to the shares of Common Stock of Purchaser (the "Shares") it shall receive hereunder:

             (a) They are acquiring the Shares for their own account, not as nominee or agent, for investment and not with a view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the 1933 Act.

             (b) They understand that (i) the Shares have not been registered under the 1933 Act and, in the absence of an exemption therefrom, they must be held by them indefinitely, and that they must therefore bear the economic risk of such investment indefinitely, unless a subsequent disposition thereof is registered under the 1933 Act or is exempt from such registration; (ii) each certificate representing the Shares will be endorsed with the following legend:

             "THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED UNLESS PURSUANT TO SEC RULE 144 OR RULE 144A OR THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER THE 1933 ACT COVERING SUCH SECURITIES OR THE COMPANY RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER OF THESE SECURITIES REASONABLY SATISFACTORY TO THE COMPANY, STATING THAT SUCH SALE, TRANSFER, ASSIGNMENT OR

             HYPOTHECATION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF THE 1933 ACT."

and (iii) the Purchaser will instruct any transfer agent not to register the transfer of any of the Shares unless the conditions specified in the foregoing legend are satisfied; provided, however, that no such opinion of counsel shall be necessary if the sale, transfer or assignment is made pursuant to SEC Rule 144 or Rule 144A and Muirhead or Castle provides the Purchaser with evidence reasonably satisfactory to the Purchaser and its counsel that the proposed transaction satisfies the requirements of Rule 144 or Rule 144A. The Purchaser agrees to remove the foregoing legend from any securities if the requirements of SEC Rule 144(k) (or any successor rule or regulation) apply with respect to such securities and the Purchaser and its counsel are provided with reasonably satisfactory evidence that the requirements of Rule 144(k) apply.

             (c) They acknowledge that they are each able to fend for themselves, can bear the economic risk of their investment and has such knowledge and experience in financial or business matters that they are capable of evaluating the merits and risks of the investment in the Shares.

             (d) They understand that the Shares they are purchasing are characterized as "restricted securities" under the federal securities laws inasmuch as they are being acquired from the Purchaser in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the 1933 Act, only in certain limited circumstances, and they represent that they are familiar with SEC Rule 144 and Rule 144A, as presently in effect, and understand the resale limitations imposed thereby and by the 1933 Act.

        SECTION 3.25 DISCLOSURE. Neither this Agreement (including the Exhibits hereto, including without limitation the other Acquisition Documents) nor the Closing Date Balance Sheet nor any certificate or information furnished by Sellers under this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading.


                                    ARTICLE 4
                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

        The Purchaser hereby represents and warrants to the Sellers as follows:


        SECTION 4.1 CORPORATE EXISTENCE. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, with full corporate power to carry on its business as now being conducted and to own and operate the property and assets now owned and operated by it, and is duly qualified to transact business and is in good standing in each jurisdiction where the ownership of its properties or the conduct of its business requires such qualification and the failure to be so qualified would have a Material Adverse Effect on the Purchaser.

        SECTION 4.2 CORPORATE POWER AND AUTHORITY. The Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and the other Acquisition Documents and to consummate the transactions contemplated hereby and thereby. All corporate action necessary to authorize the execution, delivery and performance of this Agreement and each of the other Acquisition Documents has been duly taken by the Purchaser. This Agreement has been, and each of the Acquisition Documents will be at or prior to the Closing, duly and validly executed and delivered by the Purchaser and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each of the Acquisition Documents when so executed and delivered will constitute, legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

        SECTION 4.3 BROKERS' FEES. The Purchaser has not incurred any liability for brokerage fees, finders' fees, agents' commissions or other similar forms of compensation in connection with this Agreement and the transactions contemplated.

                                    ARTICLE 5
                                   TAX MATTERS

        SECTION 5.1 LIABILITY FOR TAXES AND RELATED MATTERS.

             (a) Sellers' Indemnification of Buyer. Sellers shall be liable for and indemnify Purchaser for all Taxes imposed on the Companies or for which the Companies may otherwise be liable for any taxable year or period that ends on or before the Closing Date and, with respect to any taxable year or period beginning before and ending after the Closing Date, the portion of such taxable year ending on and including the Closing Date; provided, however, that Sellers' liability under this Section 5.1(a) shall be reduced as to any item to the extent that such item was reserved for in the Closing Date Balance Sheet. Sellers shall also indemnify, defend and hold harmless Purchaser from all costs and expenses incurred by Purchaser (including reasonable attorneys' fees and expenses) in connection with any liability to, or claim by, any taxing authority, for Taxes for which Sellers are required to indemnify Purchaser under this Section 5.

             (b) Purchaser's Indemnification of Sellers. Purchaser shall be liable for and indemnify Sellers for (i) the Taxes of the Companies for any taxable year or period that begins after the Closing Date and, with respect to any taxable year or period beginning before and ending after the Closing Date, the portion of such taxable year beginning after the Closing Date. Purchaser shall also indemnify, defend and hold harmless Sellers from all costs and expenses incurred by Sellers (including reasonable attorneys' fees and expenses) in connection with any liability to, or claim by, any taxing authority, for Taxes for which Purchaser is required to indemnify Sellers under this Section 5.1(b).

             (c) Taxes for Short Taxable Years. For purposes of paragraphs (a) and (b), whenever it is necessary to determine the liability for Taxes of a Company for a portion of a taxable year or period that begins before and ends after the Closing Date, the determination of the Taxes of such Company for the portion of the year or period ending on, and the portion of the year or period beginning after, the Closing Date shall be determined by assuming that such Company had a taxable year or period which ended at the close of the Closing Date, except that exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, shall be apportioned on a time basis. The taxable years of the Companies shall terminate on the Closing Date. Sellers shall take the responsibility for preparing the final tax returns of the Companies, which shall be reported on a cash basis of accounting.

        SECTION 5.2 ASSISTANCE AND COOPERATION. After the Closing Date, each of the Sellers and Purchaser shall:

             (a) assist (and cause their respective Affiliates to assist) the other party in preparing any Tax Returns or reports which such other party is responsible for preparing and filing in accordance with this Section 5;

             (b) cooperate fully in preparing for any audits of, or disputes with taxing authorities regarding, any Tax Returns of the Companies;

             (c) make available to the other and to any taxing authority as reasonably requested all information, records, and documents relating to Taxes of the Companies;

             (d) provide timely notice to the other in writing of any pending or threatened tax audits or assessments of the Companies for taxable periods for which the other may have a liability under this Section 5; and

             (e) furnish the other with copies of all correspondence received from any taxing authority in connection with any tax audit or information request with respect to any such taxable period.

        SECTION 5.3 SURVIVAL OF OBLIGATIONS. The obligations of the parties set forth in this Article 5 shall be unconditional and absolute and shall remain in effect for three (3) years from the Closing Date (in the absence of a finding of fraud with respect to Taxes by a Governmental Entity).

                                    ARTICLE 6
                                     CLOSING

        SECTION 6.1 CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER TO CLOSE. The obligation of the Purchaser to purchase the Membership Interests and otherwise consummate the transactions that are to be consummated at the Closing is subject to the satisfaction, as of the Closing Date, of the following conditions (any of which may be waived by the Purchaser in whole or in part):


             (a) the representations and warranties of the Sellers set forth in
Article 3 shall be accurate in all material respects at and as of the Closing Date;

             (b) the Sellers shall have performed and complied, in all material respects, with all of their obligations required to be performed by them on or before the Closing Date;

             (c) the Purchaser shall have received the following documents:

                    (i) such assignments necessary or appropriate to transfer to and vest in the Purchaser 100% of the Membership Interest of the Companies owned by the Sellers;

                    (ii) the Employment Agreements, duly executed by Muirhead and Kathryn Lester ("Lester") (each, an "Employment Agreement," together, the "Employment Agreements"); and

                    (iii) written consent to the transaction contemplated by this Agreement, including, but not limited to, the consent from the lessor of the premises occupied by EMAC, who shall have consented in writing to an assumption of the lease by Purchaser pursuant to which Muirhead and Castle shall be released from all future liability;

             (d) there shall be (i) no pending or overtly threatened litigation (other than litigation which is determined by the parties in good faith, after consulting their respective attorneys, to be without legal or factual substance or merit), whether brought against a Seller, a Company or the Purchaser, that seeks to enjoin the consummation of any of the transactions contemplated by this Agreement, (ii) no order that has been issued by any court or governmental agency having jurisdiction that restrains or prohibits the consummation of the purchase and sale of the Membership Interests hereunder and no proceedings pending which are reasonably likely to result in the issuance of such an order, and (iii) no pending or overtly threatened litigation, which has had or is expected to have a Material Adverse Effect; and

             (e) all material consents set forth on Schedule 3.3 shall have been received in form and substance reasonably acceptable to Purchaser.

        SECTION 6.2 CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLERS TO CLOSE. The Sellers obligation to sell their Membership Interests to the Purchaser and otherwise consummate the transactions that are to be consummated at the Closing is subject to the satisfaction, as of the Closing Date, of the following conditions (any of which may be waived by the Sellers in whole or in part):

             (a) the representations and warranties of the Purchaser set forth in Article 4 shall be accurate in all material respects at and as of the Closing Date;

             (b) the Purchaser shall have performed and complied, in all material respects, with all of its obligations required to be performed by it on or before the Closing Date;

             (c) the Sellers shall have received the following documents:

                    (i) a copy of the resolutions of the board of directors of Purchaser authorizing the execution, delivery and performance of this Agreement by Purchaser, and a certificate of its secretary or assistant secretary, dated the Closing Date, that such resolutions were duly adopted and are in full force and effect;

                    (ii) the Employment Agreements, duly executed by Purchaser; and

                    (iii) written evidence that as of the Closing Date, with respect to the lessor of the premises occupied by EMAC, Purchaser shall have assumed such lease and Muirhead and Castle shall be released from all future liability under such lease.

             (d) there shall be (i) no pending or overtly threatened litigation (other than litigation which is determined by the parties in good faith, after consulting their respective attorneys, to be without legal or factual substance or merit), whether brought against a Seller, a Company or the Purchaser, that seeks to enjoin the consummation of any of the transactions contemplated by this Agreement, (ii) no order that has been issued by any court or governmental agency having jurisdiction that restrains or prohibits the consummation of the purchase and sale of the Membership Interests hereunder and no proceedings pending which are reasonably likely to result in the issuance of such an order, and (iii) no pending or overtly threatened litigation, which has had or is expected to have a Material Adverse Effect;

        SECTION 6.3 CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER TO PAY THE Holdback CASH. Payment to the Sellers of the Holdback Cash shall be conditioned upon the following.

             (a) The Sellers shall have provided the Purchaser with evidence reasonably acceptable to Purchaser that Muirhead has acquired all of the Membership Interest of ARS owned by Rita Grover and Castle has acquired all of the Membership Interest of ARS owned by Arlene Briody, such that as of March 15, 2000, the Sellers shall own 100% of the Membership Interest of ARS.

             (b) The Sellers shall have provided the Purchaser with evidence reasonably acceptable to Purchaser that Castle has acquired all of the Membership Interest of EMAC owned by Castle Holdings, Ltd., a Colorado limited partnership, and Muirhead and Castle have acquired all of the Membership Interest of EMAC owned by Lester, such that as of March 15, 2000, the Sellers shall own 100% of the Membership Interest of EMAC.

             (c) Sellers' legal counsel shall have delivered a legal opinion to the Purchaser as to the due authorization, execution and delivery of this Agreement, in form and substance reasonably acceptable to the Purchaser.

             (d) Sellers shall have delivered to Purchaser stock assignments separate from certificates, executed in blank, with respect to the Holdback Shares.

             (e) Sellers shall have delivered to Purchaser a funds flow statement, directing Purchaser, by amount, account and means of delivery, as to payment of the Holdback Cash to be paid out pursuant to Section 2.3(b).

        SECTION 6.4 FAILURE OF CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER TO PAY THE HOLDBACK CASH. In the event the deliveries set forth in Section 6.3 above are not made by March 31, 2000:

             (a) this Agreement shall terminate;

             (b) the Holdback Cash and the Holdback Shares shall be retained by the Purchaser;

             (c) Purchaser shall execute such instruments as are reasonably requested by the Sellers to evidence the return of the Membership Interests to the Sellers in the manner of ownership existing before the Closing Date; and

             (d) the Purchaser shall promptly cause to be returned to the Sellers or the Companies all documents and information obtained in connection with this Agreement and the transactions contemplated by this Agreement and all documents and information obtained in connection with the Purchaser's investigation of the Companies' business, operations and legal affairs, including any copies of any such documents or information made by the Purchaser or any of the Purchaser's Associates.

                                    ARTICLE 7
                       INDEMNIFICATION AND RELATED MATTERS

        SECTION 7.1 INDEMNIFICATION BY THE SELLERS. Subject to the limitations set forth in this Article 7 and elsewhere in this Agreement, Muirhead and Castle, severally and not jointly, shall indemnify the Purchaser, each for themselves, against any and all Damages that the Purchaser actually incurs which arise from, occur as a result of or in connection with any breach of any of the representations, warranties or covenants of the Sellers contained in this Agreement or any of the Acquisition Documents and any failure by the Sellers to consummate the sale and transfer of the Membership Interests to Purchaser on the Closing Date in accordance with the terms of this Agreement.

        SECTION 7.2 INDEMNIFICATION BY THE PURCHASER. Subject to the limitations set forth in this Article 7 and elsewhere in this Agreement, the Purchaser shall indemnify the Sellers against any Damages that the Sellers, or either of them, actually incurs which arise from, occur as a result of or in connection with any breach by the Purchaser of any representation, warranty or covenant of the Purchaser set forth in this Agreement or any of the Acquisition Documents.

        SECTION 7.3 SURVIVAL. The representations, warranties, covenants and agreements made herein shall survive any investigation by Purchaser or Sellers and shall survive the Closing and continue in full force and effect for three years thereafter; provided, however, that the representations and warranties of the Sellers set forth in Section 3.1 shall continue and full force and effect forever.

        SECTION 7.4 ACCOUNTS RECEIVABLE. In the event the Company or the Purchaser receives any payment that relates to accounts receivable generated from services rendered by the Businesses prior to the Closing Date, the Company or Purchaser (as the case may be) shall promptly transmit these funds to the Sellers. In the event either Seller receives any payment that relates to accounts receivable generated from services rendered by the Businesses after the Closing Date, such Seller shall promptly transmit these funds to the Purchaser.

                                    ARTICLE 8
                             POST-CLOSING COVENANTS

        SECTION 8.1 GENERAL; FURTHER DOCUMENTS. In case at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, each of the parties will take such further action (including the execution and delivery of such further instruments and documents) as the other party reasonably may request, at the sole cost and expense of the requesting party (unless the requesting party is entitled to indemnification therefor under Article 7).

        SECTION 8.2 AMERICAN DOCUMENT SERVICES. Purchaser and EMAC agree to negotiate in good faith an agreement whereby Purchaser will cause, after the Closing Date, EMAC to receive from American Document Services a ten percent (10%) fee on premium dollars referred, provided that American Document Services does not pay a sales representative's commission.

        SECTION 8.3 OPINION OF PURCHASER'S COUNSEL. Concurrently with the delivery of the legal opinion of Sellers' legal counsel pursuant to Section 6.3(c), Purchaser's legal counsel shall deliver a legal opinion to the Sellers as to the due authorization, execution and delivery of this Agreement, in form and substance reasonably acceptable to the Sellers.

        SECTION 8.4 By no later than March 25, 2000, Purchaser shall have satisfied in full the obligations of EMAC and the Sellers to Guaranty Bank & Trust and of ARS to Megabank of Denver/Arapahoe under the three promissory notes identified in item 5 of Schedule 3.4, Liabilities and Obligations.

        SECTION 8.5 Purchaser shall pay and satisfy in the ordinary course of business all trade payables and accrued liabilities assumed at the Closing Date when such trade payables or accrued liabilities become due.

                                    ARTICLE 9
                            MISCELLANEOUS PROVISIONS

        SECTION 9.1 COMPLIANCE WITH LAWS. Each party shall execute such agreements and other documents, and shall take such other actions, as the other may reasonably request (prior to, at or after the Closing) for the purpose of ensuring that the transactions contemplated by this Agreement are carried out in full compliance with the provisions of all applicable laws and regulations.

        SECTION 9.2 TRANSFER TAXES. Any Colorado sales taxes, real property transfer or gains taxes or any other taxes payable as a result of the sale of the Membership Interests or any other action contemplated by this Agreement shall be paid by the Sellers. Any California sales taxes, real property transfer or gains taxes or any other taxes payable as a result of the sale of the Membership Interests or any other action contemplated by this Agreement shall be paid by the Purchaser.

        SECTION 9.3 GOVERNING LAW. This Agreement shall be construed in accordance with, and governed in all respects by, the laws of the State of California (without giving effect to principles of conflicts of law).

        SECTION 9.4 ATTORNEYS FEES. In the event of any controversy, claim or dispute arising out of or relating to this Agreement, or breach hereof, the prevailing party shall be entitled to recover from the losing party reasonable attorneys' fees, expenses and costs.

        SECTION 9.5 ARBITRATION; VENUE AND JURISDICTION. Any dispute arising out of or relating to this Agreement or the breach, termination or the validity hereof, shall be settled by arbitration in accordance with the End Dispute-Judicial Arbitration and Mediation Services (JAMS) rules for arbitration of business disputes by a neutral arbitrator who shall be a former superior court or appellate court judge or justice with experience in resolving business disputes. The arbitration shall be governed by the California Code of Civil Procedure Section 1280 et seq. and the parties intend this procedure to be specifically enforceable in accordance with such provisions. Judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. The parties agree that the judgment or decision of the arbitrator shall be final and binding. The place of arbitration shall be Orange County, California. The arbitrator shall be required to follow the applicable law as set forth in the governing law section of this Agreement. The arbitrator shall award reasonable attorneys fees and costs of arbitration to the prevailing party in such arbitration.

        SECTION 9.6 CONFIDENTIALITY. Each party acknowledges that it may have access to various items of proprietary and confidential information of the other in the course of investigations and negotiations prior to Closing. Each party agrees that any such information received from the other party shall be kept confidential and shall not be used for any purpose other than to facilitate the consummation of the transactions contemplated herein. Confidential and proprietary information shall include any business or other information which is delivered by one party to the other, unless such information (i) is already public knowledge or (ii) becomes public knowledge through no fault, action or inaction of the receiving party or (iii) was known by the receiving party, or any of its directors, officers, employees, representatives, agents or advisors, as applicable, prior to the disclosure of such information by the disclosing party to the receiving party. No party hereto, nor its respective officers, directors, employees, accountants, attorneys, or agents, as applicable, shall intentionally disclose the existence or nature of, or any of the terms and conditions relating to, the transaction referred to herein, to any third person without the written consent of all other parties.

        SECTION 9.7 NOTICES. All notices, requests, demands or other communications hereunder shall be in writing and shall be deemed to have been duly given, if delivered in person or mailed, certified, return-receipt requested, postage prepaid or on confirmation of receipt if delivered by facsimile transmission (provided that the original thereof is sent by mail in the manner set forth above within one business day after the original transmission) to:


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

                               If to Purchaser, addressed to:

                               American National Financial, Inc.
                               17911 Von Karman Avenue, Suite 200
                               Irvine, California  92614-6253
                               Attn:  M'Liss Kane
                               With a copy to:
                               Stradling Yocca Carlson & Rauth
                               660 Newport Center Drive, Suite 1600
                               Newport Beach, CA  92660-6441
                               Attn:  C. Craig Carlson, Esq.
                               Facsimile:  (949) 725-4100
                               If to Sellers, addressed to:

                               Lawrence E. Castle
                               C/O Castle, Barrett, Daffin & Frappier
                               1099 18th Street, Suite #2300
                               Denver, CO  80202
                               Facsimile: (303) 299-1808

                               Angela M. Muirhead
                               C/O Emerald Mortgagee Assistance Company
                               1099 18th Street, Suite #1600
                               Denver, CO  80202
                               Facsimile: (303) 299-1810

                               With a copy to:

                               Parsons & Funnell, L.L.P.
                               303 East 17th Ave., Suite #700
                               Denver, CO  80203
                               Attn: William H. Parsons, Jr.
                               Facsimile: (303) 837-9271

Any party hereto may from time to time, by written notice to the other party, designate a different address, which shall be substituted for the one specified above for such party. If any notice or other document is sent by certified or registered mail, return receipt requested, postage prepaid, properly addressed as aforementioned, the same shall be deemed served or delivered on the third business day following mailing thereof. If any notice is transmitted by facsimile machine ("fax") to a party, it will be deemed to have been delivered on the date the fax thereof is actually received, as indicated by an electronic confirmation of successful transmission, provided that an original or photocopy of the document sent is also mailed, postage prepaid, to the address then applicable to such party within twenty-four (24) hours after such transmission.

        SECTION 9.8 TABLE OF CONTENTS AND HEADINGS. The table of contents of this Agreement and the underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

        SECTION 9.9 ASSIGNMENT. No party hereto may assign any of its rights or delegate any of its obligations under this Agreement to any other Person without the prior written consent of the other party hereto.

        SECTION 9.10 PARTIES IN INTEREST. Nothing in this Agreement is intended to provide any rights or remedies to any Person (including any employee, member, manager, Affiliate, Associate or creditor of a Seller, the Purchaser or a Company) other than the parties hereto.

        SECTION 9.11 SEVERABILITY. In the event that any provision of this Agreement, or the application of such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

        SECTION 9.12 ENTIRE AGREEMENT. This Agreement, the other Acquisition Documents and the Nondisclosure Agreement set forth the entire understanding of the Parties and supersede all other agreements and understandings among the Parties relating to the subject matter hereof and thereof.

        SECTION 9.13 EXPENSES. Each of the parties shall be responsible for and pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of this Agreement.

        SECTION 9.14 WAIVER. No failure on the part of any party hereto to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of either party hereto in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver thereof; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

        SECTION 9.15 AMENDMENTS. This Agreement may not be amended, modified, altered or supplemented except by means of a written instrument executed on behalf of both the Purchaser and each of the Sellers.

        SECTION 9.16 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be deemed to be as original and all of which, when taken together, will be deemed to constitute one and the same.

        SECTION 9.17 INTERPRETATION OF AGREEMENT.

             (a) Each party hereto acknowledges that it has participated in the drafting of this Agreement, and any applicable rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in connection with the construction or interpretation of this Agreement.

             (b) Whenever required by the context hereof, the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

             (c) As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, and shall be deemed to be followed by the words "without limitation."

             (d) References herein to "Articles," "Sections" and "Exhibits" are intended to refer to Sections of and Exhibits to this Agreement.

                           [signature page to follow]


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

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.


                                       PURCHASER:

                                       AMERICAN NATIONAL FINANCIAL, INC.
                                       a California corporation

                                       By:
                                          ------------------------------------

                                       Its:
                                           -----------------------------------

                                       SELLERS:

                                       ---------------------------------------
                                       Angela Muirhead

                                       ---------------------------------------
                                       Lawrence E. Castle

                                    EXHIBIT A

                                  DEFINED TERMS


        For purposes of this Agreement (including the Disclosure Schedule):

        "ACQUISITION" means the acquisition by the Purchaser of the Membership Interests owned by Sellers.

"ACQUISITION TRANSACTION" shall mean any transaction involving:

             (a) the sale or other disposition of all or any portion of a Company's business or assets (other than in the ordinary course of business);

             (b) the issuance, sale or other disposition of any Membership Interests or other Equity Securities of a Company; or

             (c) any merger, consolidation, business combination, membership interest exchange, reorganization or similar transaction involving a Company. "AFFILIATE" means a Person that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, specified Person. "ASSOCIATES" of a Person shall include:

             (a) such Person's Affiliates, stockholders, members, managers, directors, officers, employees, agents, attorneys, accountants and representatives; and

             (b) all stockholders, members, managers, directors, officers, employees, agents, attorneys, accountants and representatives of each of such Person's Affiliates.

        "DAMAGES" shall mean out-of-pocket losses and actual damages; provided, that for purposes of computing the amount of Damages incurred by any Person, there shall be deducted an amount equal to the amount of any insurance proceeds, indemnification payments, contribution payments or reimbursements directly or indirectly received by such Person or any of such Person's Affiliates in connection with such Damages or the circumstances giving rise thereto; and provided, further, that in no event shall the Sellers or the Purchasers be liable to the other for any special, consequential or economic damages.

        "DISCLOSURE SCHEDULE" shall mean that certain Disclosure Schedule delivered together with the Agreement, which shall be arranged in parts to correspond with the sections and subsections of the Agreement and each disclosure set forth therein shall be deemed to modify each and every representation, warranty and covenant of the Sellers set forth in the Agreement as it pertains to such representation, warranty or covenant. The contents of each of the contracts and other documents referred to in the Disclosure Schedule shall be deemed to be incorporated and referred to in the Disclosure Schedule as though set forth in full therein.

        "ENVIRONMENTAL LAWS" means all applicable federal, state and local laws relating to pollution, storage, releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic, hazardous or petroleum-based substances or wastes ("Waste") into the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Waste including, without limitation, the Clean Water Act, the Clean Air Act, the Resource Conservation and Recovery Act, the Toxic Substances Control Act and the Comprehensive Environmental Response Compensation Liability Act ("CERCLA"), as amended, and their state and local counterparts.

        "EQUITY SECURITIES" means any capital stock or other equity interest, or securities convertible into or exchangeable for capital stock or other equity interest, or any other rights, warrants or options to acquire any of the foregoing securities.

        "GOVERNMENTAL ENTITY" means any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government or any quasi-governmental authority or self-regulatory organization (such as the New York Stock Exchange, Inc.), whether federal, state or local.

        "KNOWLEDGE," or the term "to the best knowledge of," "to which a Person is aware," "known to a Person," or any variation of such terms, shall mean the actual knowledge of such Person without having made independent investigation in connection with this Agreement.

        "MATERIAL ADVERSE EFFECT" shall mean any occurrence, event or condition, either individually or in the aggregate, having a material adverse effect on the business operations or financial condition of a Seller, a Company, the Companies or the Purchaser, as applicable, and the assets and properties of such entity(ies), taken together as a whole.

        "MATTER" shall mean any claim, demand, dispute, action, suit, examination, audit, proceeding, investigation, inquiry or other similar matter.

        "PERMITTED ENCUMBRANCES" shall mean (i) those encumbrances resulting from taxes that have not yet become due and delinquent, (ii) minor encumbrances that do not materially detract from the value of the real property interests subject thereto or materially impair their operations, (iii) zoning laws and other use restrictions of public record, (iv) encumbrances that arise or have otherwise arisen in the ordinary course of business, and (v) restrictions arising under all Laws.

        "PERSON" shall mean any individual, corporation, limited liability company, association, general partnership, limited partnership, joint venture, trust, association, firm, organization, company, business, entity, union, society, government (or political subdivision thereof) or governmental agency, authority or instrumentality.


        "YEAR 2000 COMPLIANT" means that systems and products accurately process date and time data (including, without limitation, calculating, comparing and sequencing) from, into and between the twentieth and twenty-first centuries, the years 1999 and 2000, and leap year